Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-152658) of Kimco Realty Corporation and Subsidiaries of our report dated June 25, 2009 appearing in this report on Form 11-K of Kimco Realty Corp. 401(k) Plan for the period from May 1, 2008 to December 31, 2008 and for the year ended April 30, 2008.

/s/ McGLADREY & PULLEN, LLP

New York, New York

June 25, 2009